[LETTERHEAD OF MANTYLA McREYNOLDS, A PROFESSIONAL CORPORATION]


                                           February 28, 2000


Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549


Re: COMPUTER AUTOMATION SYSTEMS, INC., a Nevada corporation, Commission file No. 0-27419


Ladies and Gentlemen:

We were previously the independent accountants for COMPUTER AUTOMATION SYSTEMS, INC. ("Company") and on July 10, 1999, we reported on the financial statements of the Company for the year ended December 31, 1998.

We have read the Company's statements included under Item 4 of its current report on Form 8-K dated February 28, 2000, and have no disagreements with the disclosure made therein as it related to Mantyla McReynolds.

                                            Very truly yours,

                                            /s/ Mantyla McReynolds

                                            MANTYLA McREYNOLDS